News from
Arch Coal, Inc.
                                  FOR FURTHER INFORMATION:

                                  David G. Todd                Deck S. Slone
                                  Vice President                     Manager
                                  External Affairs        Communications and
                                  (304) 526-3755              Public Affairs
                                                              (314) 994-2717

                                                       FOR IMMEDIATE RELEASE
                                                                June 1, 1998

ARCH COAL COMPLETES ACQUISITION OF
ATLANTIC RICHFIELD'S DOMESTIC COAL OPERATIONS

         St. Louis, MO -- Arch Coal, Inc. (NYSE:ACI) announced today that it has completed the acquisition of Atlantic Richfield's domestic coal operations for approximately $1.14 billion. The transaction makes Arch Coal the nation's second largest coal producer with expected coal sales of nearly 110 million tons annually, annual revenues of about $2 billion, and a reserve base of approximately 3.4 billion tons.

         "We believe this transaction will create substantial long-term value for our shareholders," said Steven F. Leer, president and chief executive officer. "With the addition of the ARCO properties, we can now supply a wide range of coal products in a cost-competitive manner to virtually every major coal-fired power plant in the United States."

         "We will now turn our full attention to integrating these new operations into Arch Coal," Leer added. "We have a strong track record of successful integration efforts and a great deal of experience operating large-scale surface and longwall mines such as those we have just acquired. Furthermore, the men and women at these mines have demonstrated that they share our commitment to operating in a safe, highly productive and environmentally responsible manner. For these reasons, we expect a quick and efficient integration process."

         The completion of the transaction creates a new joint venture called Arch Western Resources, LLC. Arch Western Resources is comprised of the former ARCO Coal Company properties in Wyoming, Colorado and Utah, as well as properties Arch Coal owned and operated in southern Wyoming. Arch has a 99% interest in the new joint venture and ARCO has a 1% interest. Arch Western Resources will account for all of Arch Coal's operating activity west of the Mississippi River.

         The transaction will be financed entirely with debt using new credit facilities that became effective today. As part of these new credit facilities, Arch Coal terminated its existing credit facilities and redeemed $35.7 million in senior notes. The termination of these agreements will result in a $2.4 million pre-tax charge in the second quarter of 1998.

         "One great strength of the expanded company is its ability to generate strong levels of cash flow," Leer said. "We plan to use free cash flow both to fund additional growth and to pay down debt in a steady and aggressive fashion." In 1997 on a pro forma combined basis, Arch Coal and ARCO's domestic coal operations generated more than $400 million in earnings from operations before the effects of changes in accounting principles, non-recurring charges, interest, taxes, depreciation, depletion and amortization (EBITDA).

         EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered in isolation or as an alternative to net income, operating income, cash flows from operations or as a measure of a company's profitability, liquidity or performance under generally accepted accounting principles. Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Arch Coal, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, changes in local or national economic conditions, and other risks detailed from time to time in the Company's SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

         Arch Coal is the nation's second largest coal producer with subsidiary operations in West Virginia, Kentucky, Virginia, Illinois, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 6% of the nation's electric power generation.